    As filed with the Securities and Exchange Commission on October 17, 2003
                                                         File No. ______________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                           NEOMEDIA TECHNOLOGIES, INC.
                       (Name of Registrant in its charter)

                DELAWARE                                36-3680347
    (State or jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                     Identification No.)

                          2201 SECOND STREET, SUITE 402
                            FORT MYERS, FLORIDA 33901
                                  239-337-3434
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             2003 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                CHARLES T. JENSEN
                          2201 SECOND STREET, SUITE 402
                            FORT MYERS, FLORIDA 33901
                                  239-337-3434
                               239-337-3668 - FAX
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

          Clayton Parker, Esq.                         David A. Dodge
 Kirkpatrick & Lockhart LLP, Suite 200           NeoMedia Technologies, Inc.
        201 South Biscayne Blvd.                2201 Second Street, Suite 402
            Miami, FL 33131                       Fort Myers, Florida 33901
             (305) 539-3300                            (239) 337-3434
          (305) 358-7095 Fax                         (239) 337-3668 Fax

                         CALCULATION OF REGISTRATION FEE

================================== ====================== ===================== ======================= ====================
                                                                Proposed               Proposed
                                                                Maximum                Maximum
                                          Amount                Offering              Aggregate              Amount of
       Title of Securities                 To be               Price per               Offering            Registration
        to be Registered                Registered             Share (1)               Price(1)               Fee(1)
---------------------------------- ---------------------- --------------------- ----------------------- --------------------
Common Stock                               150,000,000                $0.110          $16,500,000.00            $1,334.85
---------------------------------- ---------------------- --------------------- ----------------------- --------------------
Total                                      150,000,000                                $16,500,000.00            $1,334.85
---------------------------------- ---------------------- --------------------- ----------------------- --------------------

(1) Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of the shares of Common Stock on October 13, 2003.

                                     PART I

         The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.


                                     PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are hereby incorporated by reference:

         (a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2002.

         (b)      Form 10-QSB for the three-month period ending March 31, 2003.

         (c)      Form 10-QSB for the six-month period ending June 30, 2003.

         (d) Form 8-K dated March 19, 2003, disclosing that the Company had entered into a Memorandum of Terms to merge with Loch Energy, Inc.

         (e) Form 8-K dated April 24, 2003, disclosing that the Company had sold 25,000,000 shares of common stock at a price of $0.01 per share to William E. Fritz, a member of the Company's Board of Directors. The Company also disclosed that it had granted
                  15,445,967  shares  of  common  stock  to  Charles  W.  Fritz,
                  Chairman of the Board of Directors, as payment of approximately $154,000 in liabilities owed by the Company to Charles W. Fritz.

         (f) Form 8-K dated October 3, 2003, disclosing that the Company had terminated its letter of intent to merge with and acquire Loch Energy, Inc.

         (g) Form 8-K dated October 9, 2003, disclosing that the Company had completed its acquisition of Secure Source Technologies, Inc.

         (h) The description of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), which is contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on November 18, 1996, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officers for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company has obtained directors and officers liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable


ITEM 8. EXHIBITS.

Exhibit

4.1 2003 Stock Option Plan (Incorporated by reference to Appendix A to the Company's Definitive Form 14-A Proxy Statement filed on August 27,
         2003)

5.1      Opinion of Kirkpatrick & Lockhart LLP re: Legality (filed herewith)

23.1 Consent of Stonefield Josephson, Inc., current independent auditors of NeoMedia Technologies, Inc. (filed herewith)

23.2 Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1 opinion letter).

24       Power of Attorney (included on signature page).

ITEM 9. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on October 15, 2003.


NEOMEDIA TECHNOLOGIES, INC.

By:  /s/ Charles T. Jensen
     -------------------------------------------------------
     Charles T. Jensen, President, Chief Operating Officer,
     and Acting Chief Executive Officer


                                POWER OF ATTORNEY

         The undersigned officers and directors of NeoMedia Technologies, Inc. hereby constitute and appoint Charles W. Fritz with power to act one without the other, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.


Signatures               Title                                            Date
----------               -----                                            ----
/s/ Charles W. Fritz     Chairman of the Board and Director               October 15, 2003
--------------------
Charles W. Fritz

/s/ William E. Fritz     Secretary and Director                           October 15, 2003
--------------------
William E. Fritz

/s/ Charles T. Jensen    President, Chief Operating Officer,
---------------------    Acting Chief Executive Officer, and Director     October 15, 2003
Charles T. Jensen

/s/ David A. Dodge       Vice President, Chief Financial Officer,
------------------       and Controller                                   October 15, 2003
David A. Dodge

/s/ A. Hayes Barclay     Director                                         October 15, 2003
--------------------
A. Hayes Barclay

/s/ James J. Keil        Director                                         October 15, 2003
-----------------
James J. Keil